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                                                                    Exhibit 21.1


                         Subsidiaries of the Registrant


Sanchez Software Limited, a Delaware Corporation
Sanchez Computer Associates International, Inc., a Delaware Corporation Sanchez, Inc., a Barbados Corporation
Sanchez Computer Associates, Polska Sp.z.o.o., a Polish Company e-PROFILE, Inc., a Delaware Corporation